Exhibit 99.1

BIOHITECH GLOBAL, Inc.
80 Red Schoolhouse Road, Suite 101
Chestnut Ridge, NY 10977

BioHiTech Global Reports Second Quarter 2019 and Provides Business Update

•	Company began revenue generating operations at the Nation’s first renewable resource recovery facility located in Martinsburg, West Virginia

•	Q2 recurring digester rental revenue increased by 31.9% quarter over quarter as total rental units under lease increased by 31.8%

CHESTNUT RIDGE, NY – August 14, 2019 – BioHiTech Global, Inc. (“BioHiTech” or the “Company”) (NASDAQ: BHTG), a technology and services company that provides cost-effective and sustainable waste management solutions, reported financial results for the second quarter of 2019 ended June 30, 2019.

Company Highlights

Began Revenue Generating Operations at the Nation's First HEBioT™ Resource Recovery Facility – The facility, located in Martinsburg, West Virginia (the “Martinsburg Facility”), entered the commissioning stage early in April where each phase of the HEBioT process was tested and optimized throughout the quarter. Towards the end of the quarter, the Martinsburg Facility began producing solid recovered fuel (“SRF”) that underwent a series of internal and independent laboratory testing to verify its specifications for our end-customers. While this process took longer than anticipated and resulted in a slower ramp in revenue than initially expected, revenue at the Martinsburg facility has progressively increased each month and the Company has begun daily deliveries of SRF to customers. The Company expects to reach planned production levels by the end of the third quarter and continues to expect the Martinsburg Facility to generate $7 million of high margin revenue on an annual basis by processing up to 110,000 tons of municipal solid waste while diverting as much as 80% of that waste from landfills. The 56,000-square foot Facility is completely enclosed and fully automated with no waste being exposed to the outside environment and no workers in direct contact to the waste processing. The Company’s EPA recognized SRF can be used as a partial replacement for coal in various industrial applications.

Received Initial Multi-Unit Order for Its New Sapling Food Waste Digester from a Regional Grocery Chain in the Northeast US – The initial multi-unit product order for its new BioHiTech Sapling® food waste digester was received from a regional grocery chain operating 19 locations in three Northeastern states. The Sapling Digester is a larger capacity addition to BioHiTech's line of Revolution Series™ Digesters. The Revolution Series of Digesters provide a cost-effective, regulatory-compliant solution that safely disposes food waste on-site, eliminating the costs and CO2 emissions associated with traditional waste hauling while reducing pest-related issues typically associated with food waste storage. The Company has begun delivery of these units in the third quarter of 2019.

Completed an Oversubscribed Offering of Series D Preferred Stock Convertible into Common Stock at a Fixed Price of $3.50 Per Share – The Company raised $1,885,000 in an offering of units during the first and second quarter consisting of Series D Preferred Shares and warrants to purchase stock at a fixed price of $3.50. The Series D Preferred Shares pay a dividend of 9% and also have an alternative dividend provision based upon the cash flow distributed to the parent from the operations of the next HEBioT facility constructed by the Company. The Company is using the proceeds from this offering for general working capital purposes.

Completed the Sale of Its 2.2% Stake in Gold Medal Equity for $2.25 million and Increased Its Ownership Stake in the Martinsburg Facility to 51.7% – The sale of its 2.2% equity interest back to Gold Medal Equity LLC (“Gold Medal”) in July of 2019 enables the Company to focus its financial resources on the rollout of its waste disposal technologies, including its HEBioT development rights. The Company invested $2 million of the proceeds from that sale into the Martinsburg Facility through its majority owned HEBioT development subsidiary (“HEBioT Subsidiary”) to increase its ownership interest in the Martinsburg Facility to approximately 86% at the subsidiary level and 52% at the corporate level. The Company will continue to provide Gold Medal, its partner in the HEBioT Subsidiary, with management oversight of its growing waste management services business in the Mid-Atlantic region of the US.

“We reached a number of important milestones in the second quarter that will have a positive impact on our Company for years to come. First, we began the commissioning stage in Martinsburg and began to generate revenue as we completed the testing and optimizing of every aspect of its operations," stated Frank E. Celli, CEO of BioHiTech Global. "We also completed the successful testing of our SRF which has met the necessary specifications to enable us to have commenced daily delivery to our customers. While this process took several months longer than anticipated, we have been increasing utilization at the facility each month and expect to be at planned operating levels by the end of the third quarter. This facility will drive significant high margin revenue that will build significantly in the second half of the year. Commencing operations at the Martinsburg Facility has generated significant interest from other municipalities, the waste industry and businesses seeking to achieve sustainability goals. We are engaged in active discussions with several interested parties to expand our pipeline of potential projects. We remain confident in our ability to bring at least one to two facilities into production beginning in 2021 and look forward to making further progress on our next planned facility in New York State in the coming months.”

Mr. Celli continued, “We also continue to build momentum in our digester business as our overall base of rental units deployed and rental revenue increased by more than 31%. Margins from this business have increased significantly as our Revolution Series Digesters, with smart technology, require less maintenance and service calls. We received the first multi-unit order for our new Sapling Digester and our pipeline of potential multiple unit opportunities in the 20 to 100 plus unit range continues to expand. The sales cycles for these larger opportunities have been significantly longer than anticipated, however, we are confident that we will begin to see our efforts result in higher levels of deployment in the second half of 2019 and a steeper ramp in 2020. As we move through this year, we expect to see sequential increases in revenue as our Martinsburg Facility reaches planned operating levels and our digester deployments increase in the coming quarters. We are excited about the interest we are seeing from potential customers and partners and are confident that our sustainable technologies will be a driving force in reducing the environmental impact of the waste management industry.”

Financial Highlights for Q2 2019

Revenues: Total revenue in the second quarter of 2019 was $1,051,000, an increase of 15.6% from $909,000 in the second quarter of 2018. While recurring revenue derived from rental, service and maintenance decreased 2.1% to $448,000, rental revenue increased by 31.9% or $84,000 in the quarter, due to a 31.8% increase in units under rental contract. The increase in rental revenue was offset by a decrease in service and maintenance revenue largely due to the efficiency of its Revolution Series Digesters requiring less onsite servicing, and a reduction in one-time consulting services. Rental, service and maintenance revenue accounted for 43% of revenue in the quarter compared to 50% in the second quarter of 2018. Revenue from HEBioT operations was $277,000 or 26% of total revenue, reflecting the initiation and commissioning of the Martinsburg Facility for which the Company acquired a controlling interest in December of 2018. Revenue from management advisory fees related to its management services contract with Gold Medal remained consistent at approximately $250,000 and represented 24% of total revenue compared to 28% of total revenue in the second quarter of 2018. The Company recorded $75,000 in digester equipment revenue in the second quarter of 2019 compared to $200,000 in the second quarter of 2018. The Company has recently seen an increase in direct sales interest from several large prospective customers and while the Company continues to focus on the rental market, an increase in direct sales of units is expected in the second half of 2019.

Operating Expenses: Operating expenses in the second quarter of 2019 increased by 39.1% to $2.97 million compared to $2.14 million in the second quarter of 2018. The increase in expenses was mainly a result of a $495,000 increase in depreciation expenses and $490,000 in HEBioT expenses associated with the start-up of the Martinsburg facility, partially offset by a $100,000 decrease in digester rental service and maintenance expense, and a $70,000 decrease in digester sales expense. The 43.9% decrease in expenses related to the recurring digester business is primarily due to improved economies of scale resulting from the increase in the number of units under rental, lower recurring maintenance costs associated with the Revolution Series of digesters as well as lower levels of non-rental service and parts revenues (and resulting expenses). The contribution before depreciation from rental, service and maintenance activities increased by $90,000, or 39.2% from $230,000 in the second quarter of 2018 to $321,000 in the second quarter of 2019, resulting in a contribution margin on related sales of 71.4% in the second quarter of 2019, as compared to 50.2% in the second quarter of 2018. Excluding the new HEBioT related expenses, selling, general and administrative and professional fee expenses decreased by $267,000 or 15.8% compared to the second quarter of 2018.

Loss from Operations: The Company recorded an operating loss of $(1.9) million in the second quarter of 2019 compared to an operating loss of $(1.2) million in the second quarter of 2018. The Company recorded a net loss of $(2.9) million in the second quarter of 2019 compared to $(5.5) million in the second quarter of 2018, inclusive of $3.5 million in interest expense incurred in warrant valuation and conversions. Net loss per share in the second quarter of 2019 was $(0.15) on 14.9 million weighted average shares outstanding compared to a net loss of $(0.40) per share on 14.2 million weighted average shares outstanding.

Select Balance Sheet Items: The Company had unrestricted cash of $1.7 million with shareholder equity of $8.8 million as of June 30, 2019 compared to unrestricted cash of $2.4 million and shareholder equity of $10.0 million as of December 31, 2018

“We are pleased to have begun revenue generating operations at our HEBioT facility in Martinsburg and are excited about the high margin revenue we expect to generate as the facility reaches planned capacity in the second half of this year,” said Brian C. Essman, CFO of BioHiTech Global. “While second quarter revenue from our digester leasing business was relatively flat, the growth in recurring rental revenue was strong and the decline in costs resulted in a 71.4% contribution margin for that revenue. As we move through the upcoming quarters we expect increases in revenue from our HEBioT business to accelerate and our sales efforts with larger digester opportunities to begin to increase the growth trajectory of this business. Nevertheless, with the commissioning process taking several months longer than expected, and the longer digester sales cycles associated with larger orders, we now see full year 2019 revenue exceeding $7 million, up from $3.4 million in 2018.

Conference Call Information

BioHitech will host a conference call Thursday, August 15th, at 9:00 a.m. Eastern Time to discuss these results and business outlook. The conference call information is as follows:

•	Direct Dial-in number for US/Canada/International: (201) 689-8562
•	Toll Free Dial-in number for US/Canada: (877) 407-0789
•	Participants will ask for the BioHiTech Global Q2 2019 Financial Results Call

This call is being webcast and can be accessed at http://public.viavid.com/index.php?id=135828.

The call will also be available for replay by accessing http://public.viavid.com/index.php?id=135828.

About BioHiTech Global

BioHiTech Global, Inc. (NASDAQ: BHTG), is changing the way we think about managing waste.  Our cost-effective technology solutions include the patented processing of municipal solid waste into a valuable renewable fuel, biological disposal of food waste on-site, and proprietary real-time data analytics tools to reduce food waste generation. Our unique solutions enable businesses and municipalities of all sizes to lower disposal costs while having a positive impact on the environment.  When used individually or in combination, our solutions lower the carbon footprint associated with waste transportation and can reduce or virtually eliminate landfill usage. For more information, please visit www.biohitech.com.

Forward Looking Statements

Statements in this press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Without limiting the foregoing, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. These statements are also based on many assumptions and estimates and are not guarantees of future performance. These statements are estimates, based on information available to management as of the date of this release, and is subject to further changes. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of BioHiTech Global, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. BioHiTech Global, Inc. assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future in these forward-looking statements, even if new information becomes available in the future. Further, the Company has only recently begun operations at its HEBioT Facility and there can be no assurance that the Company will be able to meet the projections contained in this release. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as “Risk Factors” in our filings with the Securities and Exchange Commission (“SEC”). There may be other factors not mentioned above or included in the BioHiTech’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. BioHiTech Global, Inc. assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Company Contact:

BioHiTech Global, Inc.

Richard Galterio

Executive Vice President

Direct: 845.367.0603

rgalterio@biohitech.com

www.biohitech.com

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue
HEBioT	$277,041	-	$277,041	-
Rental, service and maintenance	448,937	$458,843	936,638	$899,336
Equipment sales	75,234	199,638	75,234	265,488
Management advisory and other fees	250,000	250,656	500,000	390,039
Total revenue	1,051,212	909,137	1,788,913	1,554,863
Operating expenses
HEBioT processing	493,546	-	493,546	-
Rental, service and maintenance	128,311	228,515	331,514	465,411
Equipment sales	38,726	108,846	38,726	149,421
Selling, general and administrative	1,433,451	1,518,324	3,379,857	2,811,452
Professional fees	272,873	169,154	652,829	456,016
Depreciation and amortization	609,973	115,366	739,412	231,120
Total operating expenses	2,976,880	2,140,205	5,635,884	4,113,420
Loss from operations	(1,925,668)	(1,231,068)	(3,846,971)	(2,558,557)
Other expenses
Equity loss in affiliate	-	147,077	-	192,490
Interest expense	962,004	611,801	1,301,868	1,166,077
Interest expense incurred in warrant valuation and conversions	-	3,506,027	-	6,799,640
Total other expenses	962,004	4,264,905	1,301,868	8,158,207
Net loss	(2,887,672)	(5,495,973)	(5,148,839)	(10,716,764)
Net loss attributable to non-controlling interests	(819,031)	-	(1,130,732)	-
Net loss attributable to Parent	(2,068,641)	(5,495,973)	(4,018,107)	(10,716,764)
Other comprehensive income
Foreign currency translation adjustment	3,944	57,362	5,197	23,920
Comprehensive loss	$(2,064,697)	$(5,438,611)	$(4,012,910)	$(10,692,844)

Net loss attributable to Parent	$(2,068,641)	$(5,495,973)	$(4,018,107)	$(10,716,764)
Less – preferred stock dividends	(164,308)	(144,137)	(292,227)	(235,176)
Net loss – common shareholders	(2,232,949)	(5,640,110)	(4,310,334)	(10,951,940)
Net loss per common share - basic and diluted	$(0.15)	$(0.40)	$(0.29)	$(0.87)
Weighted average number of common shares outstanding - basic and diluted	14,927,846	14,216,404	14,872,597	12,578,344

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current Assets
Cash	$1,654,672	$2,410,709
Restricted cash	2,148,163	4,195,148
Accounts receivable, net	764,637	403,298
Inventory	508,792	499,848
Prepaid expenses and other current assets	240,743	66,425
Total Current Assets	5,317,007	7,575,428
Restricted cash	2,546,037	2,520,523
Equipment on operating leases, net	1,632,489	1,748,887
Equipment, fixtures and vehicles, net	39,205	49,028
HEBioT facility, net	36,809,730	33,104,007
Operating lease right of use assets	996,271	-
Intangible assets, net	50,499	83,933
Investment in unconsolidated affiliates	1,687,383	1,687,383
MBT facility development and license costs	8,057,522	8,475,408
Goodwill	58,000	58,000
Other assets	13,500	13,500
Total Assets	$57,207,643	$55,316,097

Continued on following page.

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets, continued:

	June 30,	December 31,
	2019	2018
	(Unaudited)
Liabilities and Stockholders' Equity
Current Liabilities:
Line of credit, net of financing costs of $23,165 and $30,670 as of June 30, 2019 and December 31, 2018, respectively	$1,476,835	$1,469,330
Advance from related party	210,000	-
Accounts payable	5,091,228	1,310,998
Accrued interest payable	1,122,230	959,927
Accrued expenses and liabilities	985,275	3,354,124
Deferred revenue	105,374	98,596
Customer deposits	19,822	7,683
Note Payable	100,000	-
Current portion of WV EDA Senior Secured Bonds payable	1,390,000	-
Long-term debt, current portion	7,111	9,165
Total Current Liabilities	10,507,875	7,209,823
Note payable	-	100,000
Junior note due to related party, net of unamortized discounts of $107,560 and $118,266 as of June 30, 2019 and December 31, 2018, respectively	936,917	926,211
Accrued interest	1,460,083	1,305,251
WV EDA Senior Secured Bonds payable, net of financing costs of $1,902,288 and $1,914,098 as of June 30, 2019 and December 31, 2018, respectively	29,707,712	31,085,902
Senior Secured Note, net of financing costs of $137,092 and $160,017 and unamortized discounts of $859,986 and $988,678, as of June 30, 2019 and December 31, 2018, respectively	4,002,922	3,851,305
Non-current lease liabilities	1,012,808	-
Long-term debt, net of current portion	10,310	12,806
Total Liabilities	47,638,627	44,491,298
Series A redeemable convertible preferred stock, 333,401 shares designated and issued, and 163,312 outstanding as of June 30, 2019 and December 31, 2018	816,553	816,553
Commitments and Contingencies	-	-
Stockholders' Equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; 3,179,120 and 3,159,120 designated as of June 30, 2019 and December 31, 2018, 1,922,603 issued and 874,181 outstanding as of June 30, 2019 and 1,903,753 issued and 1,155,333 outstanding as of December 31, 2018:
Series B Convertible preferred stock, 1,111,200 shares designated: 428,333 shares issued, no shares outstanding as of June 30, 2019 and December 31, 2018	-	-
Series C Convertible preferred stock, 1,000,000 shares designated, 427,500 shares issued and outstanding as of June 30, 2019 and December 31, 2018	3,050,142	3,050,142
Series D Convertible preferred stock, 20,000 shares designated: 18,850 shares issued and outstanding as of June 30, 2019 and no shares issued and outstanding as of December 31, 2018	1,520,262	-
Series E Convertible preferred stock, 714,519 shares designated: 714,519 shares issued, 264,519 and 564,519 outstanding as of June 30, 2019 and December 31, 2018	698,330	1,490,330
Common stock, $0.0001 par value, 50,000,000 shares authorized, 15,207,956 and 14,802,956 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	1,521	1,480
Additional paid in capital	45,249,263	43,452,963
Accumulated deficit	(48,649,236)	(44,594,385)
Accumulated other comprehensive income	10,218	5,021
Stockholders’ equity attributable to Parent	1,880,500	3,405,551
Stockholders’ equity attributable to non-controlling interests	6,871,963	6,602,695
Total Stockholders’ Equity	8,752,463	10,008,246
Total Liabilities and Stockholders’ Equity	$57,207,643	$55,316,097

	Six Months Ended June 30,
	2019	2018
Cash flows used in operating activities:
Net loss	$(5,148,839)	$(10,716,764)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	739,412	231,120
Provision for bad debts	30,000	21,355
Share based employee compensation	531,603	154,913
Interest resulting from amortization of financing costs and discounts	221,078	911,456
Equity loss in affiliate	-	192,490
Interest resulting from warrants valued upon conversion of host debt instruments	-	6,424,970
Loss resulting from abandonment of MBT site	346,654	-
Changes in operating assets and liabilities	1,261,037	(969,679)
Net cash used in operating activities	(2,019,055)	(3,750,139)

Cash flows used in investing activities:
Construction in-progress and purchases of equipment, fixtures and vehicles	(4,164,592)	(6,059)
MBT facility development costs incurred	(26,269)	(233,413)
MBT facility development costs refunded	66,000	-
Net cash used in investing activities	(4,124,861)	(239,472)

Cash flows from financing activities:
Proceeds from issuance of senior secured credit facility and common stock	-	5,000,000
Repayment of line of credit facility	-	(2,463,736)
Proceeds from new line of credit facility	-	1,000,000
Proceeds from the sale of Series D convertible preferred stock units	1,787,500	-
Financing costs incurred	(43,941)	(237,187)
Repayments of long-term debt	(4,549)	(4,402)
Proceeds from the subscription of Series B convertible preferred stock and warrants	-	1,125,000
Affiliate investment in subsidiary	1,400,000	-
Redemption of Series A preferred stock	-	(317,000)
Advance from related party	210,000	-
Net cash provided by financing activities	3,349,010	4,102,675
Effect of exchange rate on cash	17,398	38,852
Net change in cash (restricted and unrestricted)	(2,777,508)	151,916
Cash - beginning of period (restricted and unrestricted)	9,126,380	901,112
Cash - end of period (restricted and unrestricted)	$6,348,872	$1,053,028